Q32 Bio Reports Third Quarter 2026 Financial Results and Provides Corporate Update

-- Presented additional 36-week results and 16-week off-drug findings from Part B of the SIGNAL-AA clinical trial of bempikibart in late-breaking oral and poster presentations at EADV Congress 2026; data supports further development of bempikibart as a chronic treatment in AA --

-- Robust durability, including maintenance and deepening of response, observed through the 16-week off-drug period in Part B supporting potential for less frequent, chronic maintenance dosing --

-- SIGNAL-AA Part B open-label extension (OLE) ongoing; data expected in 2H’2027 --

-- Registration-directed program evaluating bempikibart in patients with severe or very severe AA expected to initiate in 1H’2027 subject to planned regulatory discussions this quarter --

-- Strengthened leadership team including appointments of José Trevejo, M.D., Ph.D., as Chief Medical Officer and Ellie Hershberger, Pharm.D., as Chief Development Officer --

-- Cash and cash equivalents of $289.6 million as of September 30, 2026 expected to provide financial runway through Phase 3 topline results from planned registration-directed program --

WALTHAM, Mass.— November 4, 2026 – Q32 Bio Inc. (Nasdaq: QTTB) (“Q32 Bio”), a clinical stage biotechnology company focused on developing innovative therapies for alopecia areata (“AA”) and other autoimmune and inflammatory diseases, today reported financial results for the quarter ended September 30, 2026, and provided recent corporate updates.

“The third quarter brought continued momentum for Q32 Bio and our bempikibart program. We shared encouraging SIGNAL-AA Part B results in late-breaking oral and poster presentations at EADV, highlighting bempikibart’s clinically meaningful efficacy data at Week 36 and ability to induce durable responses that were maintained or deepened through the 16-week off-drug period, supporting the potential for less frequent, chronic maintenance dosing,” said Jodie Morrison, Chief Executive Officer of Q32 Bio. “We believe our data demonstrates the potential for bempikibart to become a first-line standard of care option for patients with alopecia areata. We are pleased to welcome José and Ellie to lead the advancement of bempikibart into late-stage development and have made key senior appointments spanning clinical operations, clinical strategy and medical affairs, and regulatory affairs. With a strong balance sheet, we believe we are well positioned to rapidly advance into a registration-directed program in severe or very severe alopecia areata in the first half of 2027 following planned regulatory discussions this quarter, as well as in other autoimmune and inflammatory indications.”

Third Quarter 2026 and Recent Business Highlights

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Presented additional 36-week results and 16-week off-drug findings from Part B of the SIGNAL-AA clinical trial at EADV Congress 2026. In September 2026, Q32 Bio presented results from Part B of the SIGNAL-AA Phase 2a clinical trial in a late-breaking oral presentation and a poster presentation at the European Academy of Dermatology and Venereology (“EADV”)

Congress 2026 in Vienna, Austria. Part B is an open-label clinical trial evaluating bempikibart, a fully human anti-IL-7Rα antibody designed to re-regulate adaptive immune function by blocking IL-7 and TSLP signaling, in 33 patients with severe or very severe AA. Patients are treated with bempikibart for 36 weeks followed by a 16-week off-drug follow-up period before optional enrollment in the open-label extension ("OLE"). In Part B at Week 36, bempikibart demonstrated clinically meaningful efficacy data on the primary endpoint with a mean percent reduction in Severity of Alopecia Tool ("SALT") score from baseline of 35.3% in the prespecified modified intent-to-treat ("mITT") analysis. Additionally, 40.0% of patients achieved a SALT-20 (80% of scalp hair coverage) response at Week 36 in the mITT analysis and 30.3% of patients achieved a SALT-20 response at Week 36 in the intent-to-treat ("ITT") analysis of all enrolled patients. In the 16-week off-drug follow-up period, bempikibart demonstrated robust durability, including maintenance and deepening of response, supportive of less frequent, chronic maintenance dosing after an initial treatment period. Biomarker results and biopsy findings supported bempikibart’s mechanism of action, and bempikibart was generally well-tolerated, consistent with prior studies, with no new safety signals. Q32 Bio previously announced topline results from Part B of SIGNAL-AA in July 2026.

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SIGNAL-AA Part B OLE remains ongoing. Following completion of the Part B 36-week treatment period and 16-week off-drug follow-up period, eligible patients enrolled in the Part B OLE. Dosing remains ongoing in the OLE. Analysis from the Part B 16-week off-drug follow-up period and OLE will help inform long-term chronic maintenance regimens, which could include monthly, bi-monthly or quarterly dosing, which will be evaluated in future studies. Q32 Bio anticipates data from the Part B OLE in the second half of 2027.

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Registration-directed program evaluating bempikibart in patients with severe or very severe AA expected to initiate in the first half of 2027 and additional development opportunities being evaluated. Q32 Bio plans to advance bempikibart into a registration-directed program for patients with severe or very severe AA in the first half of 2027 subject to planned regulatory discussions in the fourth quarter of 2026. Additionally, based on clinical results as well as changes on biomarkers supportive of bempikibart’s bifunctional mechanism, Q32 Bio is evaluating opportunities for bempikibart in expanded AA populations as well as in additional immunology and inflammation (“I&I”) indications.

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Strengthened leadership team including appointments of Chief Medical Officer and Chief Development Officer, as well as key senior leaders overseeing clinical operations, clinical strategy and medical affairs and regulatory affairs. In September 2026, Q32 Bio appointed José Trevejo, M.D., Ph.D., as Chief Medical Officer and Ellie Hershberger, Pharm.D., as Chief Development Officer. Dr. Trevejo is a physician-scientist and biotechnology executive with over 20 years of experience spanning dermatology and late-stage clinical development. Dr. Hershberger is a drug development leader with over 30 years of experience spanning late-stage development operations and regulatory strategy. In addition to the appointments of Dr. Trevejo and Dr. Hershberger, Q32 Bio has continued to build out its team with key clinical operations, clinical strategy and medical affairs and regulatory affairs appointments.

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Half-life extended fully human anti-IL-7Rα program, ADX-914-XL, continues in preclinical development. Developed using half-life extension technology, ADX-914-XL is designed to provide the clinical activity and safety profile observed to date with bempikibart while offering an extended dosing schedule.

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Completed $200.0 million public offering. In July 2026, Q32 Bio completed a public offering of common stock and pre-funded warrants, raising gross proceeds of approximately $200.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Q32 Bio.

Financial Results

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Cash and cash equivalents were $289.6 million as of September 30, 2026. Q32 Bio believes its cash and cash equivalents as of September 30, 2026 are sufficient to fund operations through topline Phase 3 results from its planned registration-directed program evaluating bempikibart in patients with severe or very severe AA.

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Research and development expenses were $5.1 million for the three months ended September 30, 2026, compared to $3.6 million for the three months ended September 30, 2025. The increase was primarily due to higher bempikibart clinical and manufacturing costs as compared to the prior year, as well as preclinical development costs for ADX-914-XL.

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General and administrative expenses were $5.5 million for the three months ended September 30, 2026, compared to $4.0 million for the three months ended September 30, 2025. The increase was primarily due to higher stock-based compensation expense and other employee-related costs as compared to the prior year.

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Net loss was $8.9 million, or $0.26 basic and diluted net loss per share, for the three months ended September 30, 2026, compared $7.4 million, or $0.60 basic and diluted net loss per share, for the three months ended September 30, 2025.

About Q32 Bio

Q32 Bio is a clinical-stage biotechnology company whose science targets potent regulators of the adaptive immune system to re-balance immunity and is focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases. About 700,000 people in the United States live with alopecia areata1, a disease which has a life-altering impact on patients and limited current treatment options. Q32 Bio is advancing bempikibart (ADX-914), a fully human anti-IL-7Rα antibody that re-regulates adaptive immune function, for the treatment of alopecia areata in an ongoing Phase 2 program. The IL-7 and TSLP pathways have been genetically and biologically implicated in driving several T cell-mediated pathological processes in numerous autoimmune diseases.

For more information, visit www.Q32Bio.com.

1National Alopecia Areata Foundation

Availability of Other Information About Q32 Bio

Investors and others should note that Q32 Bio communicates with its investors and the public using its website www.Q32Bio.com, including, but not limited to, Q32 Bio's disclosures, investor presentations and FAQs, Securities and Exchange Commission (the "SEC") filings, press releases, public conference call transcripts and webcast transcripts, as well as on X (formerly Twitter) and LinkedIn. The information that Q32 Bio posts on its website or on X or LinkedIn could be deemed to be material information. As a result, Q32 Bio encourages investors, the media and others interested to review the information that it posts there on a regular basis. The contents of Q32 Bio's website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, Q32 Bio's beliefs, observations, expectations and assumptions regarding the results from the Part B of the SIGNAL-AA Phase 2a clinical trial, the safety, tolerability, clinical activity including biomarker data, potential efficacy and potential benefits of bempikibart, plans and expectations for Part B of the SIGNAL-AA Phase 2a clinical trial, the anticipated timing of data results, safety, tolerability and findings from the potential Part B OLE, the potential of advancing bempikibart in other autoimmune and inflammatory conditions, the expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of Q32 Bio's product candidates, including bempikibart, and anticipated milestones, timing of anticipated registrational trials, data readouts and timing, the plans and timing of the preclinical development of ADX-914-XL, the United States AA market size and potential commercial opportunities, Q32 Bio’s expectations regarding the strength of its leadership team, and Q32 Bio's beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, including statements regarding sufficiency of its cash and cash equivalents to provide financial runway through topline Phase 3 results from its planned registration-directed program evaluating bempikibart in patients with severe or very severe AA, among others, are forward-looking statements; which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "anticipate," "plan," "likely," "believe," "estimate," "project," "intend," and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on management's current beliefs and assumptions, which are subject to risks and uncertainties and are not guarantees of future performance. Such risks and uncertainties include, among others, the risk that additional data, or the results of ongoing data analyses, may not support Q32 Bio's current beliefs and expectations for bempikibart, including with respect to the durability of clinical responses, the risk that ongoing and future clinical studies might be more costly than expected or might not yield anticipated results, that Q32 Bio may use its capital resources sooner than currently anticipated, Q32 Bio’s expectations regarding the sufficiency of its cash and cash equivalents to provide financial runway and that Q32 Bio may need additional funding to complete clinical studies, which may not be available on favorable terms or at all and such other risks and uncertainties identified in Q32 Bio's periodic, current and other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and any subsequent filings with the SEC, which are available at the SEC's website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Q32 Bio's results of operations and its cash flows, which would, in turn, have a significant and adverse impact on Q32 Bio's stock price. Q32 Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Q32 Bio disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts

Investors: Brendan Burns
Senior Director, Investor Relations and Corporate Communications
Q32 Bio
bburns@q32bio.com

Media: David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

Q32 BIO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$5,149	$3,555	$12,626	$15,841
General and administrative	5,511	4,022	14,874	13,136
Total operating expenses	10,660	7,577	27,500	28,977
Loss from operations	(10,660)	(7,577)	(27,500)	(28,977)
Loss on extinguishment of debt	—	—	(147)	—
Other income, net	1,738	188	2,170	1,068
Total other income	1,738	188	2,023	1,068
Net loss and comprehensive loss	$(8,922)	$(7,389)	$(25,477)	$(27,909)
Net loss per share—basic and diluted	$(0.26)	$(0.60)	$(1.11)	$(2.29)
Weighted-average common shares—basic and diluted	34,022,755	12,240,542	22,912,875	12,212,081

Q32 BIO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Cash and cash equivalents	$289,587	$48,297
Right-of-use asset, operating leases	4,601	5,100
Restricted cash and restricted cash equivalents	647	647
Other assets	2,366	7,732
Total assets	$297,201	$61,776
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$5,167	$5,111
Lease liability, net of current portion	4,364	4,943
Venture debt	—	9,708
Stockholders’ equity	287,670	42,014
Total liabilities and stockholders’ equity	$297,201	$61,776